ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF
INCORPORATION
OF
FIRST AMERICAN INVESTMENT FUNDS, INC.


The undersigned officer of First American Investment Funds, Inc. (the Corporation ), a Maryland corporation, hereby certifies that the following amendment to the Corporations Amended and Restated Articles of Incorporation has been approved by a majority of the Corporations Board of Directors, such amendment to become effective April 4, 2011, and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders:

WHEREAS, FAF Advisors, Inc. ( FAF ) served as the investment adviser to the Corporation until December 31, 2010;

WHEREAS, pursuant to a transaction between FAF, Nuveen Asset Management ( NAM ) and other parties whereby certain of FAFs assets were sold to NAM and its affiliates (the Transaction ), NAM replaced FAF as the investment adviser to the Corporation upon the closing of the Transaction; and

WHEREAS, because of the Transaction, the Corporation agreed to change its name, effective April
4, 2011.

NOW, THEREFORE, BE IT RESOLVED, the
Corporations Amended and Restated Articles of
Incorporation hereby are amended, effective April 4, 2011, by deleting Article I and replacing it with the following:

The name of the corporation (hereinafter referred to as the Corporation ) is Nuveen
Investment Funds, Inc.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or an Assistant Secretary on March 23, 2011.

FIRST AMERICAN
INVESTMENT FUNDS, INC.


By:   _________________________________
        Kathleen L. Prudhomme
Its: 	Vice President


Witness:


___________________________________
Assistant Secretary




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